                                                                  EXHIBIT (a)(7)



         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. Capitalized terms not defined in this announcement have the respective meanings ascribed to such terms in the Offer to Purchase. The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would violate that jurisdiction's laws. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY

                                  [CEXP LOGO]

                            CORPORATE EXPRESS, INC.

                  Up to 35,000,000 Shares Of Its Common Stock
                      At A Purchase Price Not Greater Than
                     $11.50 Nor Less Than $10.00 Per Share

         Corporate Express, Inc., a Colorado corporation (the "Company"), invites its shareholders to tender up to 35,000,000 shares of its common stock, par value $.0002 per share (such shares, together with the associated purchase rights issued pursuant to the Rights Agreement dated January 29, 1998 between the Company and the Rights Agent named therein, the "Shares"), to the Company at prices not greater than $11.50 nor less than $10.00 per Share in cash, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 6, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

--------------------------------------------------------------------------------
  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MARCH 9, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned upon a minimum of 15,000,000 Shares being validly tendered and not withdrawn, which condition may be waived by the Company in its sole discretion. The Offer is also subject to certain other conditions.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER.

         THE COMPANY WILL, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, DETERMINE THE LOWEST SINGLE PER SHARE PRICE (NOT GREATER THAN $11.50 NOR LESS THAN $10.00 PER SHARE), NET TO THE SELLER IN CASH (THE "PURCHASE PRICE"), THAT WILL ALLOW IT TO PURCHASE 35,000,000 SHARES (OR THE MAXIMUM OF ANY

LESSER NUMBER OF SHARES IN EXCESS OF 15,000,000 SHARES AS ARE VALIDLY TENDERED AND NOT WITHDRAWN) PURSUANT TO THE OFFER. ALL SHARES VALIDLY TENDERED AT PRICES AT OR BELOW THE PURCHASE PRICE AND NOT WITHDRAWN WILL BE PURCHASED AT THE PURCHASE PRICE, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, INCLUDING THE MINIMUM TENDER CONDITION, THE PROCEDURE PURSUANT TO WHICH SHARES WILL BE ACCEPTED FOR PAYMENT AND THE PRORATION PROVISIONS. CERTIFICATES REPRESENTING SHARES TENDERED AT PRICES IN EXCESS OF THE PURCHASE PRICE AND NOT WITHDRAWN AND SHARES NOT PURCHASED BECAUSE OF PRORATION WILL BE RETURNED AT THE COMPANY'S EXPENSE.

         The term "Expiration Date" means 5:00 p.m., New York City time, on Monday, March 9, 1998, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company reserves the right, in its sole discretion, to purchase more than 35,000,000 Shares or fewer than 15,000,000 Shares pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn only when, as and if it gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of its acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

         Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer, more than 35,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at prices at or below the Purchase Price and not withdrawn, the Company will purchase validly tendered and not withdrawn Shares first from all Odd Lot Holders who validly tendered all their Shares at or below the Purchase Price and who so certify in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, and then, after the purchase of all of the foregoing Shares, all Shares tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares).

         The Company's Board of Directors believes that the Offer is in the best interests of the Company and its shareholders. While the Offer, the related financing and certain potential accounting reclassifications of the Company's recent business combinations from the pooling of interests to the purchase method of accounting will have a negative impact on the Company's earnings per share in the current fiscal year, the Company expects the Offer and the related financing to be accretive to earnings thereafter, although no assurance can be given to that effect. The Offer also affords to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales.

         The Company expressly reserves the right at any time or from time to time, in its sole discretion, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. Subject to certain conditions set forth in the Offer to Purchase, the Company also expressly reserves the right to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment.

         Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by the Company as provided in the Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Friday, April 3, 1998. For a withdrawal to be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile transmission form in a timely manner at its address set forth below. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder (if different from that of the person who tendered the Shares), the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

         THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE SHAREHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHICH PRICE OR PRICES TO TENDER THEIR SHARES.

         These materials are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for transmittal to beneficial owners of Shares.

         The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated by reference herein.

         Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers as set forth below. Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                                  CHASEMELLON
                              SHAREHOLDER SERVICES
                        450 West 33rd Street, 14th Floor
                           New York, New York  10001
                 Banks and Brokers call collect: (212) 273-8080
                   All others call toll-free: (800) 851-9671


                     The Dealer Managers for the Offer are:


            DONALDSON, LUFKIN & JENRETTE                                      BT ALEX. BROWN
               SECURITIES CORPORATION                                           INCORPORATED
              2121 Avenue of the Stars                                         1 South Street
            Los Angeles, California 90067                                Baltimore, Maryland 21202
   Call collect: (310) 282-5005 or (310) 282-5087                      Call toll-free: (800) 638-2596

February 6, 1998





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